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[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH,                           EXHIBIT 5
  A Professional Corporation]

ATTORNEYS AT LAW
400 HAMILTON AVENUE
PALO ALTO, CA 94301-1825
TEL (415) 328-6561                   September 24, 1997             OUR FILE NO.
FAX (415) 327-3699                                                1220392-903000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         As legal counsel for The Vantive Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 1,297,444 shares of the Common Stock, $0.001 par value, of the Company ("Common Stock") which may be issued pursuant to the exercise of options granted under The Vantive Corporation Amended and Restated 1991 Stock Option Plan (the "Option Plan") and options granted under the Innovative Computer Concepts, Inc. 1995 Stock Incentive Plan (the "Innovative Plan") and assumed by the Company (the "Assumed Options") pursuant to the Agreement and Plan of Merger dated as of August 13, 1997, as amended as of August 26, 1997 (the "Merger Agreement"), by and among the Company, Igloo Acquisition Company, a Delaware corporation and wholly-owned subsidiary of the Company, and Innovative Computer Concepts, Inc., a Delaware corporation.

         We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

         Based on such examination, we are of the opinion that the 1,297,444 shares of Common Stock which may be issued upon the exercise of options granted under the Option Plan and the Assumed Options are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Option Plan or the Assumed Options, the Merger Agreement, and the Innovative Plan, respectively, will



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be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.



                                       Respectfully submitted,

                                       /s/ Gray Cary Ware & Freidenrich


                                       GRAY CARY WARE & FREIDENRICH
                                       A Professional Corporation



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